EXHIBIT 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We consent to incorporation by reference in the registration statements (No. 33-97450, No. 33-86116, 333-14601 and No. 333-48446) on Form S-8 of PVF Capital Corp. of our report dated August 15, 2006, relating to the consolidated statement of financial condition of PVF Capital Corp. and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended June 30, 2006, 2005 and 2004 which report appears in the June 30, 2006 Annual Report on Form 10-K of PVF Capital Corp.
Crowe Chizek and Company LLC
Cleveland, Ohio
September 8, 2006